Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-160419, 333-161304) and S-8 (Nos. 33-38340, 33-38339, 33-63025, 333-83028, 333-91420, 333-122357, 333-163326) of RTI International Metals, Inc. of our report dated February 22, 2010 except with respect to our opinion on the consolidated financial statements insofar as it relates to the presentation of guarantor subsidiaries discussed in Note 19 which is as of December 8, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
December 8, 2010